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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.



                     Date of Report       January 10, 2000


                        SBA COMMUNICATIONS CORPORATION
             ----------------------------------------------------
            (Exact name of registrant as specified in its charter)


          Florida                       333-50219                65-0716501
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(State or other jurisdiction       Commission File Number        (I.R.S.
of incorporation or organization)                                Employer
                                                             Identification No.)



One Town Center Road, Boca Raton, Florida                            33486
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  (Address of principal executive offices)                         (Zip code)


                                (561) 995-7670
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             (Registrant's telephone number, including area code)
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Item 2         Other Events

               SBA Communications Corporation reported that in the fourth quarter it increased its tower portfolio by 207 towers, or 22%, to 1,163 total towers. The number of towers added was a record for the company, its third successive quarterly record for towers added. SBA acquired 57 towers in nine separate transactions at an aggregate price of $16.6 million, representing a 16.7 times multiple of current tower cash flow. Based on tenant leases executed as of December 31, 1999, same tower revenue growth for the full year on the 494 towers SBA owned as of December 31, 1998 was 33%.

               At December 31, 1999, SBA was involved in projects for over 1,000 new tower builds throughout the nation, consisting of approximately 335 build-to-suit mandates from wireless carriers and over 700 sites SBA is developing through its strategic siting efforts. At year end, SBA had agreements to acquire 94 additional existing towers in 23 separate transactions for an aggregate purchase price of $39.2 million, representing a 16.7 times multiple of current tower cash flow. These acquisitions are anticipated to close within the next six months.

               SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA's primary focus is the construction of new towers and acquisition of existing towers for its own account. Since it was founded in 1989, SBA has participated in the development of over 13,000 antenna sites in the United States.


Item 7         Financial Statements and Exhibits

               (c)      Exhibits

               99.1     Press release dated January 5, 2000
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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




January 10, 2000                         /s/ Jeffrey A. Stoops
                                         ----------------------
                                         Jeffrey A. Stoops
                                         Chief Financial Officer